Redify Group, Inc.

1440 Broadway

Suite 2350

New York, NY 10018-2301

May 29, 2014

Samuel H. Gaer

1440 Broadway

Suite 2350

New York, NY 10018-2301

RE:

Appointment Agreement

Dear Mr. Gaer:

Redify Group, Inc., formerly known as TGFIN Holdings, Inc. (the “Company”) is pleased that you have chosen to accept an appointment as its CEO. The purpose of this letter is to formally memorialize your existing agreement with the Company on the following terms:

(1)

Position.  You will serve as the Chief Executive Officer and Director of the Company.  You will report directly to the Board of Directors of the Company.  By signing this letter agreement (“Agreement”), you represent and warrant to the Company that you are under no contractual commitments that will be inconsistent with your obligations to the Company, excepting those obligations discussed herein, which by virtue of this Agreement, are deemed consistent with your obligations to the Company.

(2)

Compensation and Benefits.

(a)

You will be compensated under the following terms:

(i)

Cash compensation of One Dollar ($1.00) for the year ended December 31, 2014.

(ii)

Two Hundred Fifty Thousand (250,000) Warrants at fifty cents ($0.50) expiring ten (10) years after the signing of this Agreement, subject to adjustment for any future stock splits, and which shall be granted to you and vest immediately.

(iii)

Bonus and/or other incentive compensation to be awarded by the Company’s board of directors, at its discretion, upon review of your annual performance.

This compensation will be subject to adjustment pursuant to the Company’s employee compensation policies applicable to senior executives, as in effect from time to time.

(3)

Proprietary Information Agreement.  You will be required, as a condition to your appointment with the Company, to sign the Company’s standard proprietary information and/or confidentiality agreement upon commencement of your appointment, as amended per mutual agreement.

(4)

Best Efforts. You shall devote a reasonable amount of your working time, attention, knowledge, and skills to the Company’s business interests and shall do so in good faith, with best efforts, and to the reasonable satisfaction of the Company. You agree that you shall be entitled to compensation and benefits as set forth in this Agreement based on your best-efforts devotion to the Company.  For avoidance of doubt, the Company recognizes that you are involved in other business ventures (including leadership and board member roles) and interests, now and from time-to-time, and additionally recognizes and in light of this fact approves of and acknowledges your limited time commitment to the Company as a condition for your entry into this Agreement.

(5)

Termination of Employment.

(a)

By Death.  Your employment shall terminate automatically upon your death.  The Company shall pay to your beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued bonus, unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the ability to exercise any vested and exercisable options and warrants held by you. In addition, all otherwise unvested warrants will immediately vest. Thereafter, all obligations of the Company under this Agreement shall cease.  Nothing in this Section 5(a) shall affect any entitlement of your heirs to the benefits of any life insurance plan or other applicable benefits. The Company may elect to obtain “key man” life insurance for you in an amount to be determined in good faith by you and the Board of Directors at a later date.

(b)

By Disability.  For purposes of this Agreement, “disability” means you have a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of six (6) months or more and that causes you to be unable to reasonably perform your duties under this Agreement or to be engaged in any other substantial gainful activity.  If you experience such a disability, then, to the extent permitted by law, the Company may terminate your appointment upon sixty (60) days' advance written notice.  Upon notice by the Company of its intent to terminate this Agreement for Disability (as defined herein), all otherwise unvested options and warrants will immediately vest, and the Company shall pay you all compensation to which you are entitled up through the last business day of the notice period, including payment for accrued unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement including without limitation the ability to exercise any vested and exercisable options and warrants held by you; thereafter, all obligations of Company under this Agreement shall cease.  Nothing in this Section 5(b) shall affect your rights under any applicable Company disability plan.

(c)

By Company Not For Cause.  At any time and for any reason during the first five years of your Appointment, the Company, upon a majority vote of the Board, may terminate your appointment by providing you written notice of its vote and its intention and reason to terminate your appointment. Such termination shall be deemed to be without Cause (as defined in Section 5(d) below). The Company shall pay you any compensation then due and owing, including payment for accrued bonus, unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the ability to exercise any vested and exercisable options or warrants held by you. In addition, all otherwise unvested warrants will immediately vest.  In addition, the Company shall immediately pay to you a sum equal to 250% of your current or prior year’s annual salary (whichever is larger) plus bonus, inclusive of any equity awards (including one-time grants). Thereafter, all obligations of the Company under this Agreement shall cease.

(d)

By Company for Cause.  At any time, unless such actions are cured as described below, and without prior notice for actions that are not curable, the Company may terminate your appointment for Cause.  The Company shall pay you all compensation then due and owing, including payment for accrued bonus, unused vacation, expense reimbursement, if any, and any other benefits provided in this Agreement, including without limitation the exercisability of any vested exercisable option held by you; thereafter, all of Company's obligations under this Agreement shall cease.  Termination shall be for "Cause" if:  (i) you act intentionally, recklessly or in bad faith, in a manner which causes material damage or potential material damage to the Company; (ii) you intentionally (and other than due to mental or physical disability or death) refuse to follow any specific written direction or order of the Board of Directors (unless cured as set forth below); (iii) you are convicted of a crime in regard to your appointment material misconduct or dishonesty; or (iv) you breach any material term of this Agreement.  For purposes of this Section 5(d), no act, or failure to act, on your part shall be considered to have been done or omitted “intentionally” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.  Notwithstanding the foregoing, you may not be terminated for Cause pursuant to clauses (i), (ii), (iii) or (v) above without (1) reasonable notice (of at least 10 days) from the Board of Directors setting forth the reasons for the Company's intention to terminate for Cause, and (2) an opportunity for you, together with your counsel, to be heard before the Board.  Your appointment may be terminated by Company only by the affirmative vote of a majority of the members of the Board of Directors of the Company then holding office (without counting your vote).

(e)

By You. At any time during your appointment, you may terminate your appointment by providing the Company written notice of such termination.  The Company shall pay you any compensation then due and owing, including payment for accrued bonus, unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the ability to exercise any vested and exercisable options or warrants held by you. Thereafter, all obligations of the Company under this Agreement shall cease.

(6)

Entire Agreement.  This Agreement contains all of the terms of your appointment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

(7)

Amendment and Governing Law.  This Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this Agreement, and the resolution of any disputes arising pursuant hereto, will be governed by New York state law.

Of course, as required by law, your appointment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

As I mentioned before, we are pleased with your decision to work as the CEO of the Company.

Very truly yours,

TGFIN HOLDINGS, INC.

REDIFY GROUP, INC.

By:

/s/ S. Emerson Lybbert

S. Emerson Lybbert, Chairman

I have read and accept this appointment offer:

/s/ Samuel H. Gaer

Signature of Samuel H. Gaer

Dated: May 30, 2014

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